Exhibit 99.1

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Karyopharm Reports Strong Fourth Quarter and Full Year 2021 Financial Results and Highlights Recent Company Progress

— XPOVIO® Achieves Net Product Revenue of $98.4 Million for Full Year 2021; Company Provides Full Year 2022 XPOVIO Net Product Revenue Guidance of $135 to $145 Million -

—Total Revenue of $209.8 Million for Full Year 2021, Including a $75 Million Up-front Payment Related to the Exclusive XPOVIO Licensing Agreement with the Menarini Group —

— Phase 3 SIENDO Study Meets Primary Endpoint with Statistically Significant Increase in Progression-Free Survival in Patients with Advanced or Recurrent Endometrial Cancer —

— Conference Call Scheduled for Today at 8:30 a.m. ET —

NEWTON, Mass. – February 8, 2022 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI) (“Karyopharm,” the “Company,” “we” and “our”), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the fourth quarter and full year ended December 31, 2021. In addition, Karyopharm highlighted select corporate milestones, including details regarding the ongoing U.S. commercialization of XPOVIO® (selinexor) and provided an overview of its key clinical development programs.

“I am exceptionally proud of the Karyopharm team’s performance in 2021 as we advanced all aspects of our business, including securing a commercialization partnership with Menarini for Europe and other key global territories,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “We delivered consecutive quarters of double-digit growth driven by XPOVIO’s strong commercial performance in the second half of the year and head into 2022 with momentum as we continue to prioritize driving sales and the adoption of XPOVIO in multiple myeloma. Our momentum is accelerating as we reported positive top-line data from the SIENDO study evaluating selinexor as a maintenance therapy following front-line chemotherapy in patients with advanced or recurrent endometrial cancer. Based on these findings, Karyopharm intends to submit a supplemental New Drug Application to the U.S. Food and Drug Administration in the first half of this year. We are also progressing our pipeline in key indications of multiple myeloma, myelodysplastic syndromes and myelofibrosis to improve survival and outcomes for patients with cancer.”

Fourth Quarter 2021 and Recent Highlights

XPOVIO Commercial Performance

•

Achieved U.S. net product revenue for the year ended December 31, 2021 of $98.4 million, up 29% compared to same prior year period. Net product revenue for the fourth quarter of 2021 was $29.8 million, up 47% compared to same prior year period, representing sequential growth of 12% compared to the third quarter of 2021.

•	Increased uptake in second line to fourth line multiple myeloma treatment settings; fastest growing multiple myeloma therapy used in third line regimens.

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•	Continued positive shift in intent to prescribe metrics through growing confidence with community physicians.

R&D Highlights for Selinexor and Eltanexor

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The SIENDO study (n=263) met its primary endpoint of a statistically significant improvement in median progression-free survival (PFS) compared to placebo. Selinexor-treated patients had a median PFS of 5.7 months compared to 3.8 months for patients on placebo with a hazard ratio (HR) of 0.70 (p=0.0486). Other key preliminary findings include:

•	Selinexor demonstrated a sustained and long-term benefit as seen at 12 months with a 37% increase in probability that selinexor-treated patients will be in remission compared to placebo.

•	Selinexor was well tolerated with no new safety signals identified, and a low discontinuation rate of 10.5% due to adverse events.

•	Patients with wild-type p53 (current n=103), a pre-specified subgroup, achieved a statistically significant improvement in median PFS with a HR of 0.38 (p=0.0006).

•

Company plans to submit a supplemental New Drug Application to the U.S. Food and Drug Administration (FDA), and submit detailed results for presentation at medical meetings, both in the first half of 2022.

•	The U.S. FDA granted orphan drug designation for eltanexor for the treatment of myelodysplastic syndromes (MDS).

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European Medicines Agency validated the Marketing Authorization Application (MAA) for NEXPOVIO® (selinexor) in combination with Velcade® (bortezomib) and low-dose dexamethasone for the treatment of multiple myeloma following at least one prior therapy. The MAA will be reviewed by the Committee for Medicinal Products for Human Use, which is expected to issue an opinion to the European Commission in the first half of 2022.

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Commenced dosing in the Phase 2 expansion of an ongoing Phase 1/2 study evaluating eltanexor, Karyopharm’s novel oral selective inhibitor of nuclear export (SINE) compound, in patients with intermediate or high-risk hypomethylating agents refractory MDS (KPT-8602-801; NCT02649790).

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Commenced dosing in a new Phase 2 study evaluating oral selinexor as a monotherapy versus physician’s choice in patients with myelofibrosis (MF) previously treated with a JAK 1/2 inhibitor (XPORT-MF-035; NCT04562870).

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Presented updated data from the Phase 2 ESSENTIAL study, an investigator-sponsored study evaluating selinexor in patients with MF previously treated with JAK inhibition, at the American Society of Hematology (ASH) 2021 Annual Meeting and Exposition.

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Karyopharm’s partner, Antengene, obtained conditional approval for marketing by the China National Medical Products Administration for XPOVIO in combination with dexamethasone in patients with relapsed or refractory multiple myeloma who have received prior therapies and whose disease is refractory to at least a proteasome inhibitor, an immunomodulatory agent, and an anti-CD38 monoclonal antibody.

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Karyopharm partner Promedico Ltd., a member of the Neopharm Group, received a principal approval letter of their indication extension application from the Israeli Ministry of Health granting the approval of XPOVIO in combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy.

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The National Comprehensive Cancer Network (NCCN) added a selinexor combination regimen with Kyprolis® (carfilzomib) and dexamethasone to its Clinical Procedure Guidelines in Oncology for Previously Treated Myeloma.

Corporate and Business Highlights

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Entered into an exclusive license agreement with the Menarini Group, (“Menarini”), whereby Menarini will commercialize NEXPOVIO® (selinexor) in Europe and other key global territories. In exchange, Karyopharm received an upfront payment of $75.0 million and is eligible to receive up to an additional $202.5 million in future milestones, plus tiered double-digit royalties on net sales of NEXPOVIO in the licensed territories. In addition, Karyopharm will receive up to $15.0 million in each calendar year from 2022 to 2025 in reimbursement for certain research and development expenses.

•	Sohanya Cheng promoted to Chief Commercial Officer and Peter K Honig, MD, MPH, appointed to the Board of Directors.

Full Year and Fourth Quarter 2021 Financial Results

Net product revenue: Net product revenue for the fourth quarter of 2021 was $29.8 million, up 47% as compared to $20.2 million for the fourth quarter of 2020. Net product revenue for the year ended December 31, 2021, was $98.4 million, up 29% compared to $76.2 million for the year ended December 31, 2020.

License and other revenue: License and other revenue for the fourth quarter of 2021 was $96.5 million, compared to $14.9 million for the fourth quarter of 2020. This increase was driven by $75.0 million of revenue recognized related to the upfront payment that Karyopharm received from Menarini in connection with the license agreement entered into during the fourth quarter of 2021. In addition, Karyopharm recognized $19.5 million for a milestone payment related to commercial launch within the Antengene Therapeutics Limited territory following regulatory approval received for selinexor for the treatment of patients with multiple myeloma and diffuse large B-cell lymphoma. License and other revenue for the year ended December 31, 2021 was $111.4 million, compared to $31.9 million for the year ended December 31, 2020.

Cost of sales: Cost of sales for the fourth quarter of 2021 was $0.7 million, compared to $1.1 million for the fourth quarter of 2020. Cost of sales for the year ended December 31, 2021 was $3.4 million, compared to $2.7 million for the year ended December 31, 2020. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

Research and development (R&D) expenses: R&D expenses for the fourth quarter of 2021 were $44.0 million, compared to $37.2 million for the fourth quarter of 2020. R&D expenses for the year ended December 31, 2021 were $160.8 million, compared to $150.8 million for the year ended December 31, 2020. The increase in R&D

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expenses in 2021 compared to 2020 was primarily attributable to $7.4 million related to the acquisition of certain assets from Neumedicines Inc., which closed in the third quarter of 2021, coupled with costs for key clinical trials in 2021, including costs incurred in preparation for a Phase 3 study evaluating selinexor in combination with pomalidomide in patients with relapsed or refractory multiple myeloma.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the fourth quarter of 2021 were $34.6 million, compared to $33.9 million for the fourth quarter of 2020. SG&A expenses for the year ended December 31, 2021, were $143.8 million, compared to $126.4 million for the year ended December 31, 2020. The increase in SG&A expenses compared to the prior year was due primarily to increased personnel costs.

Interest expense: Interest expense for the fourth quarter of 2021 was $7.9 million, compared to $7.1 million for the fourth quarter of 2020. Interest expense for the year ended December 31, 2021 was $26.0 million, compared to $27.1 million for the year ended December 31, 2020. The decrease in interest expense year over year was primarily attributable to a $7.3 million decrease in non-cash interest expense related to Karyopharm’s 3.00% senior convertible notes due 2025, as a result of the January 1, 2021 adoption of ASU No. 2020-06, Debt—Debt with Conversion and Other Options and Derivatives and Hedging—Contracts in Entity’s Own Equity, partially offset by a $6.2 million increase in interest expense related to the deferred royalty obligation following Karyopharm’s June 2021 amendment of its Revenue Interest Agreement with HealthCare Royalty Management, LLC.

Net income (loss): Karyopharm reported net income of $38.7 million, or $0.51 per basic share and $0.46 per diluted share, for the fourth quarter of 2021, compared to a net loss of $43.4 million, or $0.59 per basic and diluted share, for the fourth quarter of 2020. Net income (loss) includes non-cash stock-based compensation expense of $6.9 million and $6.3 million for the fourth quarters of 2021 and 2020, respectively. Karyopharm reported a net loss of $124.1 million, or $1.65 per basic and diluted share, for the year ended December 31, 2021, compared to a net loss of $196.3 million, or $2.72 per basic and diluted share, for the year ended December 31, 2020. Net loss includes non-cash stock-based compensation expense of $29.8 million and $24.4 million for the years ended December 31, 2021 and 2020, respectively.

Cash position: Cash, cash equivalents, restricted cash and investments as of December 31, 2021 totaled $235.6 million, compared to $276.7 million as of December 31, 2020.

2022 Financial Outlook

Based on its current operating plans, Karyopharm expects the following for full year 2022:

•	XPOVIO net product revenue to be in the range of $135 million to $145 million.

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Non-GAAP R&D and SG&A expenses, excluding stock-based compensation expense, for the year ending December 31, 2022, to be in the range of $265 million to $280 million. Karyopharm has not reconciled the full year 2022 outlook for non-GAAP R&D and SG&A expenses to full year 2022 outlook for GAAP R&D and SG&A expenses because Karyopharm cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the full year 2022 outlook for non-GAAP R&D and SG&A expenses.

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The Company expects that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into early 2024.

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Non-GAAP Financial Information

Karyopharm uses a non-GAAP financial measure, including non-GAAP R&D and SG&A expenses, to provide operating expense guidance. Non-GAAP R&D and SG&A expenses exclude stock-based compensation expense. Karyopharm believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Karyopharm’s operating performance as it excludes non-cash stock compensation expense. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP R&D and SG&A expenses and should not be considered a measure of Karyopharm’s liquidity. Instead, non-GAAP R&D and SG&A expenses should only be used to supplement an understanding of Karyopharm’s operating results as reported under GAAP.

Conference Call Information

Karyopharm will host a conference call today, February 8, 2022, at 8:30 a.m. Eastern Time, to discuss the fourth quarter and full year 2021 financial results and financial outlook for 2022 and to provide other business highlights. To access the conference call, please dial (888) 349-0102 (local) or (412) 902-4299 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds to be approved for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with Velcade® (bortezomib) and dexamethasone (XVd) in patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in patients with heavily pre-treated multiple myeloma; and (iii) in patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO (also known as NEXPOVIO® in certain countries) has received regulatory approvals in a growing number of ex-U.S. territories and countries, including Europe, the United Kingdom, China, South Korea and Israel, and is marketed in those areas by Karyopharm’s global partners. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

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In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

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For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

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Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

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Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

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Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

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Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

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The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

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Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies. Since its founding, Karyopharm has been an industry leader in oral Selective Inhibitor of Nuclear Export (SINE) compound technology, which was developed to address a fundamental mechanism of oncogenesis: nuclear export dysregulation. Karyopharm’s lead SINE compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications and has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting multiple high unmet need cancer indications, including in endometrial cancer, myelodysplastic syndromes and myelofibrosis. For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on Twitter at @Karyopharm and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s guidance on its 2022 net product revenues and 2022 non-GAAP research and development and selling, general and administrative expenses; Karyopharm’s expected cash runway; the ability of selinexor or eltanexor to treat patients with multiple myeloma, diffuse large B-cell lymphoma, solid tumors and other diseases; and expectations related to future clinical development and potential regulatory submissions of selinexor or eltanexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO; that regulators will grant confirmatory approval in the European Union based on the BOSTON study in adult patients with multiple myeloma; or that any of Karyopharm’s drug candidates, including selinexor and eltanexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by negatively impacting sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug

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candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (SEC) on February 24, 2021, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which was filed with the SEC on November 3, 2021, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Any other trademarks referred to in this release are the property of their respective owners.

Contacts:

Investors:

Argot Partners

212.600.1902|karyopharm@argotpartners.com

Media:

Sarah Connors, Vice President, Head of Corporate Communications

Karyopharm

508.654.2277|sarah.connors@karyopharm.com

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KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Product revenue, net	$29,803	$20,218	$98,436	$76,210
License and other revenue	96,466	14,882	111,383	31,875

Total revenues	126,269	35,100	209,819	108,085

Operating expenses:
Cost of sales	742	1,052	3,402	2,705
Research and development	44,003	37,185	160,842	150,813
Selling, general and administrative	34,562	33,929	143,846	126,417

Total operating expenses	79,307	72,166	308,090	279,935

Income (loss) from operations	46,962	(37,066)	(98,271)	(171,850)
Other income (expense):
Interest income	55	396	582	2,820
Interest expense	(7,940)	(7,072)	(26,046)	(27,140)
Other (expense) income, net	(478)	383	(85)	206

Total other expense, net	(8,363)	(6,293)	(25,549)	(24,114)

Income (loss) before income taxes	38,599	(43,359)	(123,820)	(195,964)
Income tax benefit (provision)	121	(62)	(268)	(309)

Net income (loss)	$38,720	$(43,421)	$(124,088)	$(196,273)

Net income (loss) per basic common share	$0.51	$(0.59)	$(1.65)	$(2.72)

Weighted-average number of basic common shares	75,671	73,727	75,218	72,044

Net income (loss) per diluted common share	$0.46	$(0.59)	$(1.65)	$(2.72)

Weighted-average number of diluted common shares	86,875	73,727	75,218	72,044

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KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31, 2021	December 31, 2020
Assets
Cash, cash equivalents and investments	$228,615	$273,455
Restricted cash	6,986	3,203
Accounts receivable	22,497	12,881
Property and equipment, net	1,642	2,219
Other assets	45,565	21,292

Total assets	$305,305	$313,050

Liabilities and stockholders’ (deficit) equity
Convertible senior notes	169,293	117,928
Deferred royalty obligation	132,998	73,088
Other liabilities	82,687	71,488

Total liabilities	384,978	262,504

Total stockholders’ (deficit) equity	(79,673)	50,546

Total liabilities and stockholders’ (deficit) equity; 75,746 and 73,923 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	$305,305	$313,050